EXHIBIT 99.1
CONTACT:
Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980
BELL INDUSTRIES SENDS THIRD LETTER TO COAST DISTRIBUTION BOARD,
FURTHER INCREASING ITS OFFER TO ACQUIRE COMPANY
     El Segundo, California – May 5, 2006 – Bell Industries, Inc. (AMEX:BI) said today it has sent a third letter to the board of directors of The Coast Distribution System, Inc. (AMEX:CRV), again expressing its desire to meet with members of Coast’s board or Coast’s financial advisor to discuss entering into negotiations to acquire the company, and again increasing its offer, to $8.10 per share of common stock, to acquire the company. Bell’s previous offer was $7.70 per share, and its initial offer was $7.16 per share.
     In his latest letter, dated May 5, 2006, John A. Fellows, Bell’s president and chief executive officer, said in the event that Bell does not receive a favorable response to its letter, it “will not hesitate” to nominate two directors for election to Class III of the Coast’s board of directors at the company’s 2006 annual meeting of shareholders.
     The full text of the letter is set forth below:
The Coast Distribution, Inc.
350 Woodview Avenue
Morgan Hill, CA 95037
Attn: Board of Directors
Gentlemen:
     By letter to you dated December 14, 2005, Bell Industries, Inc. (“Bell” or “we”) reiterated its willingness to enter into a negotiated transaction to acquire 100% of the outstanding shares of common stock of The Coast Distribution System, Inc. (“Coast” or the “Company”) and increased its offer price from $7.16 to $7.70 in cash per share. We learned on February 3, 2006 that a Special Committee of the Board of Directors of the Company (the “Special Committee”), with the assistance of its financial advisor, Seven Hills Partners, LLC, rejected our offer as not in the best interests of Coast’s shareholders.
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     We continue to believe that a strategic sale of Coast to Bell is the best way to maximize shareholder value and do not believe that Coast can unlock its intrinsic value as a stand-alone entity. We are therefore reiterating our desire to negotiate a transaction with Coast on a friendly basis. Accordingly, Bell is increasing its offer to $8.10 per share of common stock. Our new offer represents an attractive premium to Coast shareholders of $0.74, or 10%, over the average closing per share price of $7.36 for the month prior to this new offer. Our new offer remains subject to the same conditions as set forth in our letter of December 6, 2005 to the Chairman and Chief Executive Officer of Coast, Thomas R. McGuire. We continue in our willingness to shorten the period of due diligence and to defer the exclusivity provisions until such time as we have entered into a definitive merger agreement.
     We are prepared and eager to meet with the members of the Board of Directors or its financial advisor at any time to negotiate a friendly transaction. However, in the event that we do not receive a favorable response to this letter, we will not hesitate to nominate two directors for election to Class III of the Board of Directors at the Company’s 2006 annual meeting of shareholders. If elected, our nominees would support Bell’s platform, which is to seek the immediate sale of the Company to Bell, or the highest offer or, and to restore good corporate governance practices at Coast.
     We trust that you will agree that our offer presents an opportunity for Coast’s shareholders to realize full value for their shares and that you will respond positively to our increased offer. We look forward to working with you to what we believe is a compelling transaction for your shareholders.
About Bell Industries, Inc.
     Bell is comprised of two business units, Bell Tech.logix and Bell Recreational Products. Bell Tech.logix offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell Recreational Products distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.
Forward-Looking Statements
     Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the company’s filings with the Securities and Exchange Commission, including Factors That May Affect Future Results of Operations included in the Form 10-K for the year ended December 31, 2005 and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2005. In addition, general industry and market conditions and growth rates and general economic conditions could affect such statements. Furthermore, there is the risk that this offer may not be accepted by The Coast Distribution System or, if accepted, the transaction will not be consummated. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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Additional Information
     Investors and security holders are urged to read the disclosure documents regarding the proposed merger as they become available because they will contain important information. Investors and security holders will be able to obtain a free copy of any such disclosure documents as they become available, as well as other filings containing information about Bell Industries and The Coast Distribution System, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the disclosure documents and the filings with the SEC that will be incorporated by reference in such disclosure documents can also be obtained without charge, as they become available, by directing a request to PondelWilkinson Inc., as information agent for Bell Industries, Inc. at 1880 Century Park East, Suite 700, Los Angeles, CA 90067, telephone: 310-279-5980, e-mail address: investor@pondel.com.
     The directors and executive officers of Bell Industries may be deemed to be participants in the solicitation of proxies from The Coast Distributions Systems shareholders in respect of the proposed merger. Information regarding the directors and executive officers of Bell Industries is currently available in its proxy statement filed with the SEC by Bell Industries on May 1, 2006. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any disclosure documents and any other relevant materials that will be filed by Bell Industries with the SEC as they become available.
     Any information concerning The Coast Distribution System contained in this document has been taken from, or is based upon, publicly available information. Although Bell Industries does not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, Bell Industries does not take any responsibility for the accuracy or completeness of such information.
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